Exhibit 23.1

Independent Auditors’ Consent

To the Board of Directors and Shareholders of
Accenture Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-104628) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our report dated October 9, 2003, with respect to the consolidated balance sheets of Accenture Ltd as of August 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the August 31, 2003, annual report on Form 10-K of Accenture Ltd.

/s/ KPMG LLP
Chicago, Illinois
November 14, 2003